Exhibit 99.1

               FIRST INVESTORS REPORTS HIGHER FISCAL YEAR EARNINGS

    HOUSTON, July 15 /PRNewswire-FirstCall/ -- First Investors Financial Services Group, Inc. (NASDAQ/OTC: FIFS) has reported net income of $101,620 or $0.02 per share for the fourth quarter and $683,529 or $0.14 per share for the fiscal year ended April 30, 2005, compared to a net loss of $206,829 or $0.04 per share for the fourth quarter and net income of $33,563 or $0.01 per share for the fiscal year ended April 30, 2004. Net income for each period was affected by realized losses on interest rate derivative positions. Adjusting for these losses, pro-forma net income for the quarter and fiscal year ended April 30, 2005 was $191,095 or $0.04 per share and $920,446 or $0.19 per share, respectively. This compares to a proforma net loss of $206,537 or $0.04 per share for the fourth quarter and net income of $54,986 or $0.01 per share for the quarter and fiscal year ended April 30, 2004, respectively. The results for the fiscal year 2005 were positively impacted by a lower provision for loan losses, which reflected improved net charge-off rates and an overall improvement in credit quality. This was evidenced by lower levels of delinquency and bankruptcy which positively impacted the required allowance for loan losses. These improvements offset the decline in interest income due to a slight decline in the average receivables outstanding and a 1% decline in effective yield resulting from an increase in the percentage of the portfolio comprised of direct loans, which typically carry lower interest rates.

    Though the average portfolio of Receivables Held for Investment, net declined during the twelve month period, the balance of the portfolio at April 30, 2005 increased from $210 million to $249 million or 18.7% over the prior year end as a result of record loan origination volume during the period. New loan originations for the twelve months ended April 30, 2005, increased 72.7% to $152 million compared to $88 million in the prior year period. The majority of this origination growth occurred during the fourth quarter 2005 during which $47.0 million in new loans were originated compared to $20.8 million for the prior year period. The primary reason for the increased volume is the Company's focus on its direct lending segment. Net interest income for the year declined $1.4 million or 6.4% primarily due to a reduction in the average receivables portfolio and lower effective yields, which were partially offset by a lower cost of funds. The decline in the average portfolio and the resulting impact on interest income over the period is a result of the growth in new loan originations occurring during the second half of the year which will not be fully reflected in interest income until the first quarter of fiscal 2006. The effective yield decreased from 13.9% in 2004 to 12.9% in 2005 due to an increase in the direct loan portfolio, which typically carries lower interest rates. The cost of funds declined from 3.7% to 3.5%. Other income declined 4.2%, primarily due to a decline in servicing revenue and a $373,097 realized loss on interest rate derivative positions, which were terminated during the fourth quarter as a result of the issuance of $175.6 million in asset-backed term notes in early May, 2005. The negative impact of these items was partially offset by an increase in late fees and other collection income and income from the sale of insurance products related to the growth in the direct lending segment. Operating expenses were essentially flat period over period as the decline in total managed assets was offset by an increase in loan origination volume.

    The delinquency rate decreased from 3.4% at April 30, 2004 to 1.6% at April 30, 2005 while the annualized charge-off rate decreased from 5.7% to 4.3% over the same period as a result of lower repossession and default rates and higher recovery rates on repossessed collateral.

    Tommy A. Moore, Jr., President and CEO stated that, "Fiscal year 2005 was an important year for First Investors and was marked by a number of accomplishments, which not only helped to increase profitability year over year, but provides a foundation for significant net income growth for the future. Our new loan origination volume, driven largely by our direct lending segment, increased 76% to the highest level in our 17-year history. At the same time, our delinquency rates, measured both by the percentage and the total dollar amount of delinquent accounts continue to drop below historical levels, while net charge-off rates showed significant improvements during the year. We also accomplished a number of operational initiatives we established for the company over two years ago. First, we substantially completed an upgrade of our origination infrastructure to accommodate the growth in our direct lending segment, including a new loan decisioning and documentation platform, a new telephone system and other process and infrastructure upgrades. Secondly, we began to move our origination volume and outstanding portfolio to more of an equal balance between our direct and indirect lending segments. As of April 30, 2005, receivables originated through our direct channel comprised 43% of the outstanding portfolio. We expect both channels to contribute significantly to total portfolio growth during fiscal 2006. Lastly, we completed our share repurchase program, which was initially approved in December 2001. In total, we repurchased 1,171,976 shares or 21.0% of the outstanding shares at a weighted average purchase price of $3.81 per share."

    First Investors is a specialized consumer finance company engaged in the origination and retention of automobile finance receivables originated from franchised automobile dealers and directly through consumers from the sale or refinance of new and late-model used vehicles. The Company is headquartered in Houston, Texas and operates in 28 states.

    The statements contained in this release, which are not historical statements of fact, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements involve a number of risks and uncertainties. The actual results of future events could differ materially from those stated in any forward-looking statements herein.

                 First Investors Financial Services Group, Inc.
        Condensed Consolidated Statements of Operations and Selected Data
                                   (Unaudited)
                   Dollars in thousands, except per share data

                                         For the                    For the
                                   Three Months Ended             Year Ended
                                         April 30,                 April 30,
                                 -----------------------   -----------------------
                                    2005         2004         2005         2004
                                 ----------   ----------   ----------   ----------
Interest Income                  $    7,098   $    7,005   $   28,272   $   30,498
Interest Expense                      2,046        2,189        7,616        8,438
Net Interest Income                   5,052        4,816       20,656       22,060
Provision for Credit Losses           2,060        2,442        9,520       12,428
Income after Provision for
 Credit Losses                        2,992        2,374       11,136        9,632
Servicing Revenue                       702        1,044        3,399        4,889
Late fees and Other income              790          675        3,835        1,826
Income from investment                  142          191          669        1,009
Other interest income                   143           75          426          460
Realized (Loss)/Gain on
 Interest Rate Derivative
 Positions                             (141)          (1)        (373)         (34)
Total other income                    1,636        1,984        7,956        8,150
Total Costs and Expenses              4,468        4,684       18,015       17,741
Income (Loss) before Provision
 for Income Taxes and
 Minority Interest                      160         (326)       1,077           41
Provision for Income Taxes
 (Benefits)                              58         (119)         393           18
Minority Interest                       ---          ---          ---          (11)
Net Income (Loss)                $      102   $     (207)  $      684   $       34

Basic and Diluted
   Net Income (Loss) Per
    Common Share                 $     0.02   $    (0.04)  $     0.14   $     0.01

Other Operating Data

Average Principal Balance of
 Receivables Held for
 Investment                      $  235,089   $  210,401   $  519,530   $  220,255
Total Managed Receivables                                     439,345      572,883
Originations Volume                  47,041       20,777      151,982       88,062
Effective Yield on Receivables
 Held for Investment                   12.1%        13.3%        12.9%        13.9%
Average Cost of Debt                    3.4%         4.0%         3.5%         3.7%
Weighted Average Number of
 Diluted Shares Outstanding
 (in thousands)                       4,508        5,000        4,886        5,008

                                               April 30,    April 30,
                                                 2005         2004
                                              ----------   ----------
Financial Position

Cash and Short-Term Investments               $   21,511   $   21,055
Receivables Held for Investment, Net             248,977      209,777
Receivables Acquired for Investment, Net             641        1,190
Assets Held for Sale                                 943          851
Total Assets                                     283,510      245,756
Total Debt                                       254,613      216,185
Total Other Liabilities                            3,405        2,267
Total Liabilities                                258,018      218,452
Total Shareholders' Equity                        25,492       27,304
Shareholders' Equity per Common Share               5.78         5.46

                                               As of or     As of or
                                               For the      For the
                                              Year Ended   Year Ended
                                               April 30,    April 30,
                                                 2005         2004
                                              ----------   ----------
Credit Quality Data

Receivables Held for Investment:
  30 + days past due
    Number of Loans                                  1.6%         3.4%
    $ Amount                                         0.9%         2.5%
  Net Charge-offs as a % of average
    receivables                                      4.3%         5.7%
  Net Charge-offs for the period ending       $    9,470   $   12,626

SOURCE  First Investors Financial Services Group, Inc.
    -0-                             07/15/2005
    /CONTACT: Bennie H. Duck of First Investors Financial Services Group, Inc., +1-713-977-2600/

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